Exhibit 99.1

Treaty Energy Corporation Announces New President,
COO and Director

HOUSTON, TX--Oct 21, 2009 -- Treaty Energy Corporation (OTCBB: TECO), a growth-oriented energy company in the oil and gas industry, today announced that Joe Grace has been elected President, Chief Operating Officer, and a Director of the Company effective immediately.

Joe Grace brings over 40 years of business experience to Treaty Energy and its Board, beginning with six years at Gulf Oil.  After Gulf, Mr. Grace worked for 15 years in banking beginning with Texas Commerce Bancshares (now Chase), followed by ten years of private company ownership, and three years of public company leadership.

Mr. Grace has been a bank president, CEO of two personally owned companies, CEO and Chairman of one public company and CEO of a second public company.  His business interests range from oil and gas, banking and finance, corporate data centers, integrated security centers, digital imaging, specialty engineered products, and wireless broadband services.

In addition, Mr. Grace has assisted companies with business strategies, capital formation, investor relations, marketing concepts, contract development, business development, and personnel evaluations through consulting agreements with several private and public companies for the last ten years.   He has also served on the Board of Directors of several companies.

Randall Newton, Chairman and CEO of Treaty Energy Corporation, stated, “I am distinctly pleased to have Joe Grace join our management team as President, COO and Director.  Joe, a well respected professional in the Houston business community, brings a set of credentials to Treaty Energy that any emerging company would be proud to have on their team.”

Mr. Newton stated further, “Joe has several ideas that, when implemented through Treaty, will allow us to grow our oil acquisition and production program more quickly in today’s buyers market.  As we implement these ideas, we expect to see greatly enhanced shareholder value.”

About Treaty Energy Corporation

Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition... These properties are not strategic to large exploration-oriented oil and gas companies. This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  Treaty’s headquarters is located in Houston, Texas.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:

Osprey Partners

Tel: 732-292-0982

Fax: 732-528-9065

investors@treatyenergy.com

Investor Relations:

Equiti-trend Advisors LLC

(800) 953-3350 toll-free

(858) 436-3350 local